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                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-40665) and the Registration Statement on Form S-8 (No. 333-50571) which were previously filed by Vyrex Corporation (the "Company") of our report on our audits of the financial statements of the Company as of December 31, 1999 and for the year then ended and for the period from January 2, 1991 (inception) through December 31, 1999, dated March 22, 2000, which report appears elsewhere in this Annual Report on Form 10-KSB of the Company for the fiscal year ended December 31, 1999, and contained an explanatory paragraph raising substantial doubt as to the Company's ability to continue as a going-concern.


                                                                   J.H. COHN LLP


        San Diego, California
        March 29, 2000